Exhibit 5

                            [AGOURON LETTERHEAD]


November 26, 1996







AGOURON PHARMACEUTICALS, INC.
10350 North Torrey Pines Road
La Jolla, California  92037



Gentlemen:

In connection with your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 2,000,000 shares of Common Stock of Agouron Pharmaceuticals, Inc. (the "Company"), I advise you that, in my opinion, when such shares have been issued and sold pursuant to the provisions of the Agouron Pharmaceuticals, Inc. 1996 Stock Option Plan, and in accordance with the Registration Statement, such shares will be duly authorized, validly issued, fully paid and non-assessable shares of the Company's Common Stock.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,




Gary E. Friedman, Esq.
Vice President and General Counsel

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